Exhibit 6.45

CREDIT CARD SERVICES AGREEMENT

This Services Agreement (“Services Agreement” or “Agreement”) is made and entered into as _______, 2021 of by and between Sutter Securities Group, Inc. (the “Platform”) and Clubhouse Media Group, Inc. (the “Company”).

1. Services. Platform agrees to make available to Company the ability to present information with respect to its securities offering (the “Offering”) to Users, and to permit Users to create and manage online accounts, view information regarding the Company, indicate interest in the Offering, and to subscribe to the Offering by signing a subscription agreement or similar instrument and transmitting payment instructions (together, the “Services”). A “User” means a natural person, corporation or other entity that has established an account on the Platform’s website.

2.	Fees and expenses.

a.	Generally. In exchange for the Services, you shall pay the Platform the then applicable fees and expenses set out below. The Platform reserves the right to change the applicable charges and to institute new charges and fees at the end of the Initial Term (as defined below) or then current renewal term, upon 30 days prior notice to you. If you believe that the Platform has billed you incorrectly, you must contact Platform no later than 60 days after the closing date on the first billing statement in which the error or problem appeared, in order to receive an adjustment or credit. Inquiries should be directed to contact@flashfunders.com.

b.	Monthly Fees and Billing. Platform will bill you monthly for the Services. You authorize the Platform to instruct Sutter Securities Clearing, LLC or any escrow agent used by Platform to deduct such fees, debts and any other amounts liabilities incurred under this Service Agreement, prior to releasing any amounts due to you or to any other person (including another escrow agent) from escrow. Amounts which remain unpaid for 30 days are subject to a finance charge of 1.5% per month on any outstanding balance, or the maximum permitted by law, whichever is lower, plus all expenses of collection and may result in immediate termination of Service. You shall be responsible for all taxes associated with Services other than U.S. taxes based on the Platform’s net income.

c.	Transaction Fees. Credit cards: varies because it is a combination of fixed and a percentage charged by the credit card vendor) listed in Schedule A. We charge a 4.0% estimate for each disbursement and a final calculation of the actual costs will be performed within 60 days after the close of the offering. Any excess will be reimbursed, and any deficit will be paid either out of escrow or by the Company.

d.	Reimbursable expenses. You shall reimburse the Platform for the following expenses:

i.	All credit card charges charged to the Platform by its third-party credit card processor.

ii.	All transaction fees charged to the Platform or its affiliates by its third-party transaction processor.

iii.	Return fees as set out in Section 4 (Returns and Reversals) below.

3.	Company Representations and Warranties. Company represents and warrants to the Platform that then executed and delivered by Company, this Service Agreement will constitute the legal, valid, and binding obligation of Company, enforceable in accordance with its terms.

4.	Returns and Reversals.

a.	Returns and Reversals. User transactions debited from bank accounts via ACH are subject to returns (e.g., non-sufficient funds) and reversals from chargebacks (e.g., unauthorized activity) per the Electronic Fund Transfer Act (15 U.S.C. 1693 et seq. as may be amended), Regulation E, and NACHA guidelines (collectively, such returns and reversals are “Reversals”). The Platform will work to protect Company and the receiving Users from unwarranted Reversals; however, Company acknowledges and agrees that:

i.	Company is liable for all User Activity and Reversals associated with User Activity;

ii.	If Platform’s agent receives a Reversal, the Platform may, in its sole discretion charge, Company the full amount of the Reversal (“Reversed Payment”) plus additional chargeback fees (“Reversal Fee” and collectively the “Reversal Liability”);

iii.	The Platform has sole discretion to determine who is at fault and liable for the Reversed Payment and Reversal Fee;

iv.	Company authorizes the Platform to take any of the following actions (in any particular order): (i) collect the unpaid portion of the Reversal Liability from funds sent to your third party escrow account; (ii) debit your bank account in the amount of the unpaid portion of the Reversal Liability; (iii) engage in collection efforts to recover the unpaid portion of the Reversal Liability and/or (iv) take legal action or any other action under this Service Agreement.

5.	Term and Survival.

a.	Subject to earlier termination as provided below, this Service Agreement is for the total duration of the Platform’s Offering (the “Initial Term”) unless either party requests termination at least 30 days prior to the end of the then-current term.

b.	Additionally, either party may terminate this Service Agreement in the event:

i.	The other party’s material breach that remains not cured and continues for a period of: (A) in the case of a failure involving the payment of any undisputed amount due hereunder, 15 days, and (B) in the case of any other failure, 30 days after the non-performing party receives notice from the terminating party specifying such failure;

ii.	Any statement, representation or warranty of the other party is untrue or misleading in any material respect or omits material information;

iii.	The other party (A) voluntarily or involuntarily is subject to bankruptcy proceedings, (B) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, or similar official, (C) makes a general assignment to creditors, (D) commences winding down or liquidation of its business affairs, (E) otherwise takes corporate action for the purpose of effecting any of the foregoing, or (F) ceases operating in the normal course of business;

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iv.	If any change to, enactment of, or change in interpretation or enforcement of any law occurs that would have a material adverse effect upon a party’s ability to perform its obligations under this Service Agreement or a party’s costs/revenues with respect to the services under this Service Agreement;

v.	Upon direction to a party from any regulatory authority or National Automated Clearing House Association to cease or materially limit the exercise or performance of such party’s rights or obligations under this Service Agreement;

vi.	If there shall have occurred a material adverse change in the financial condition of the other party; or

vii.	Upon a force majeure event that materially prevents or impedes a party from performing its obligations hereunder for a period of more than 10 business days.

6.	This Agreement shall be deemed to have been made in the State of Delaware and shall be construed, and the rights and liabilities determined, in accordance with the law of the State of Delaware, without regard to the conflicts of laws rules of such jurisdiction. Any controversy or claim relating to or arising from this Agreement (a “Dispute”) shall be settled, as applicable, in federal court located in Los Angeles, California. Should a Dispute not rise to meet the qualifications of filing in federal court in Los Angeles, CA, then the Dispute shall be resolved by arbitration in accordance with the Arbitration Rules of the American Arbitration Association as such rules may be modified herein or as otherwise agreed by the parties in controversy. The forum for arbitration shall be Orange County, California. Following thirty (30) days’ written notice by any party of intention to invoke arbitration, any Dispute arising under this Agreement and not mutually resolved within such thirty (30) day period shall be determined by the arbitrators upon which the parties agree. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney’s fees and costs and the decision of the arbitrator shall be final, binding and enforceable in any court. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE AND AGREES NOT TO REQUEST A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

Clubhouse Media Group, Inc.		Sutter Securities Group, Inc.

By:		By:
Name:	Keith Moore	Name:	Amir Ben-Yohanan
Title:	CEO	Title:	CEO

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Schedule A

Transaction Fees

Service	Fee
Transaction fee (domestic)	2.90%
Transaction fee (international)	4.40%
Fixed fee per transaction (domestic)	$ 0.30
Fixed fee per transaction (international)
Australian dollar	0.30 AUD
Brazilian real	0.60 BRL
Canadian dollar	0.30 CAD
Czech koruna	10.00 CZK
Danish krone	2.60 DKK
Euro	0.35 EUR
Hong Kong dollar	2.35 HKD
Hungarian forint	90.00 HUF
Israeli new shekel	1.20 ILS
Japanese yen	40.00 JPY
Malaysian ringgit	2.00 MYR
Mexican peso	4.00 MXN
New Taiwan dollar	10.00 TWD
New Zealand dollar	0.45 NZD
Norwegian krone	2.80 NOK
Philippine peso	15.00 PHP
Polish zloty	1.35 PLN
Russian ruble	10.00 RUB
Singapore dollar	0.50 SGD
Swedish krona	3.25 SEK
Swiss franc	0.55 CHF
Thai baht	11.00 THB
UK pounds sterling	0.20 GBP

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